Exhibit 99.1

News Release

FIS Reports Third Quarter 2023 Results, Increases Full-Year Outlook and Announces Plans to Resume Share Repurchases in the Fourth Quarter of 2023

•The Company now presents the operating results of the Worldpay Merchant Solutions business as discontinued operations
•Third quarter GAAP Diluted Earnings Per Share for continuing operations of $0.44 and Adjusted EPS of $0.94
•Including discontinued operations, third quarter GAAP Diluted Earnings (Loss) Per Share of $(0.76), including a $1.5 billion non-cash charge related to the Worldpay Merchant Solutions business, and Adjusted EPS of $1.65
•Continuing operations revenue increased 3% on a GAAP basis and 4% on an organic basis to $2.5 billion; continuing operations adjusted EBITDA margin expanded 70 basis points (bps) to 43.0%
•Announces increase to 2023 outlook, including discontinued operations, and introduces outlook for continuing operations
•Announces plans to repurchase approximately $500 million of shares in the fourth quarter of 2023, as part of broader goal to repurchase at least $3.5 billion of shares by year end 2024
•Pending Worldpay transaction on track for expected close date in Q1 2024
JACKSONVILLE, Fla., November 7, 2023 - FIS® (NYSE:FIS), a global leader in financial services technology, today reported its third quarter 2023 results.

“This quarter’s results demonstrate continued positive momentum of the business as we delivered on our financial commitments for the third consecutive quarter, increased our full-year outlook on a consolidated basis, and remain on track to close the pending Worldpay transaction in Q1 2024,” said FIS CEO and President Stephanie Ferris. “I am pleased to announce that we plan to resume share repurchases in the fourth quarter of 2023, ahead of the transaction close, reflecting our confidence in the business and our strengthening financial position. I remain proud of our team members and the essential role they are playing to drive the future of FIS forward for both clients and shareholders.”

Financial Reporting Considerations for Pending Worldpay Transaction
On July 6, 2023, the Company announced an acceleration of its previously announced separation plan to create two highly focused global companies with greater strategic flexibility. FIS signed a definitive agreement to sell a 55% stake in its Worldpay Merchant Solutions business to private equity funds managed by GTCR. The Worldpay transaction is expected to close in Q1 2024, subject to regulatory approvals and other customary closing conditions.

Effective this quarter, the Company began accounting for the assets and liabilities of the Worldpay Merchant Solutions business as held for sale and its operating results as discontinued operations. The Company also stopped recording depreciation and amortization of the long-lived assets held for sale beginning July 5, 2023.

Unless otherwise noted, all results are presented on a continuing operations basis and exclude the results of the Company’s Worldpay Merchant Solutions business that is now classified as discontinued operations.

Capital Allocation Update
The Company remains committed to shareholder returns and plans to repurchase approximately $500 million of shares in the fourth quarter of 2023, as part of its broader goal to repurchase at least $3.5 billion of shares by year end 2024. Additionally, the Company continues to target a dividend payout ratio of 35% of adjusted net earnings, excluding net earnings (loss) attributable to the Worldpay Merchant Solutions business non-controlling interest that will be retained post-separation.

Third Quarter 2023 Financial Results
On a GAAP basis, excluding $1.2 billion of revenue classified as discontinued operations, revenue increased 3% as compared to the prior year period to approximately $2.5 billion. GAAP net earnings attributable to common stockholders for continuing operations were $260 million or $0.44 per diluted share. Including discontinued operations, GAAP net earnings (loss) attributable to common stockholders were $(449) million or $(0.76) per diluted share.

On an organic basis, revenue increased 4% as compared to the prior-year period to approximately $2.5 billion. Adjusted EBITDA margin expanded by 70 basis points (bps) over the prior-year period to 43.0%. Adjusted net earnings for continuing operations were approximately $560 million, and adjusted EPS decreased by 7% as compared to the prior-year period to $0.94 per diluted share primarily reflecting higher interest costs. Including discontinued operations, adjusted net earnings were approximately $982 million and adjusted EPS decreased 5% as compared to the prior-year period to $1.65 per diluted share primarily reflecting higher interest costs.

($ millions, except per share data, unaudited)	Three Months Ended September 30,
			%	Constant	Organic
Continuing Operations	2023	2022	Change	Currency	Growth
Revenue	$2,489	$2,415	3%	3%	4%
Banking Solutions	1,756	1,703	3%	3%	3%
Capital Market Solutions	677	633	7%	6%	6%
Corporate and Other	56	79	(29)%	(31)%
Adjusted EBITDA	$1,070	$1,022	5%
Adjusted EBITDA Margin	43.0%	42.3%	70 bps
Net Earnings (GAAP)	$260	$218	19%
Diluted Earnings Per Common Share (GAAP)	$0.44	$0.36	22%
Adjusted Net Earnings	$560	$613	(9)%
Adjusted EPS	$0.94	$1.01	(7)%

($ millions, except per share data, unaudited)	Three Months Ended September 30,
			%	Constant	Organic
Total FIS (Including Discontinued Operations)	2023	2022	Change	Currency	Growth
Net Earnings (Loss) (GAAP)	$(449)	$249	*
Diluted Earnings (Loss) Per Common Share (GAAP)	$(0.76)	$0.41	*
Adjusted Net Earnings	$982	$1,054	(7)%
Adjusted EPS	$1.65	$1.74	(5)%

*Indicates comparison not meaningful

Operating Segment Information
• Banking Solutions:
Third quarter revenue increased by 3% on a GAAP basis and 3% on an organic basis as compared to the prior-year period to $1.8 billion reflecting organic recurring revenue growth of 7%, which was aided by approximately 4 percentage points of benefit associated with the servicing of federally funded pandemic relief programs. Adjusted EBITDA margin expanded by 120 basis points as compared to the prior-year period to 44.6% primarily driven by cost efficiencies.

•Capital Market Solutions:
Third quarter revenue increased by 7% on a GAAP basis and 6% on an organic basis as compared to the prior-year period to $677 million primarily due to strong organic recurring revenue growth of 8%. Adjusted EBITDA margin contracted by 80 basis points over the prior-year period to 49.0% primarily due to the timing of operating expenses.

•Corporate and Other:
Revenue decreased by 29% as compared to the prior-year period to $56 million primarily due to the divestitures of non-strategic businesses. Adjusted EBITDA loss was $45 million, including $68 million of corporate expenses.

Discontinued Operations (Worldpay Merchant Solutions)
Third quarter revenue increased by 1% on a GAAP basis and decreased 1% on an organic basis as compared to the prior-year period to $1.2 billion. Adjusted EBITDA increased 2% to $562 million. Adjusted EBITDA margin expanded by 30 basis points as compared to the prior-year period to 46.8%, reflecting continued Future Forward savings.

Balance Sheet and Cash Flows (Total Company, Including Discontinued Operations)
As of September 30, 2023, debt outstanding totaled $18.7 billion. Third quarter net cash provided by operating activities was $1.1 billion, and free cash flow was $907 million. In the quarter, the Company returned $308 million of capital to shareholders through dividends paid.

Update on Enterprise Transformation Program (Future Forward)
As of September 30, 2023, on a continuing operations basis, the Company achieved annualized run-rate Future Forward cash savings of over $220 million exiting the quarter, including over $150 million of operational expense savings and approximately $70 million of capital expense savings. In light of the pending Worldpay separation, the Company is reiterating its target post-separation cash savings exiting 2024 of $1.0 billion, of which over two-thirds represents annualized run-rate savings.

Full-Year 2023 Outlook
The Company now presents the operating results of the Worldpay Merchant Solutions business as discontinued operations for all periods presented beginning Q3 2023. As a result, the Worldpay Merchant Solutions business is incorporated into "Discontinued operations, net of tax" rather than included within each line item of the income statement. From a total Company perspective prior to reflecting this change, the Company has raised its outlook range as follows:

($ millions)	FY 2023 (Continuing & Discontinued Operations)
Revenue	$14,600 - $14,650
Adjusted EBITDA[1]	$6,100 - $6,150

The Company is now introducing its full-year 2023 outlook for continuing operations, which excludes the impact from discontinued operations for both revenue and adjusted EBITDA.

($ millions)	FY 2023 (Continuing Operations Only)
Revenue	$9,810 - $9,840
Adjusted EBITDA[1]	$3,930 - $3,970

1The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. The Company is unable to address the probable significance of the unavailable information.

Webcast
FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EDT) on Tuesday, November 7, 2023. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a leading provider of technology solutions for financial institutions and businesses of all sizes and across any industry globally. We enable the movement of commerce by unlocking the financial technology that powers the world’s economy. Our employees are dedicated to advancing the way the world pays, banks and invests through our trusted innovation, system performance and flexible architecture. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures and excludes revenue from Corporate and Other and from discontinued operations, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported operating segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS. When referring to organic revenue growth, revenues from our Corporate and Other segment, which is comprised of revenue from non-strategic businesses, are excluded.

Adjusted EBITDA reflects net earnings (loss) before interest, other income (expense), taxes, and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, or that otherwise improve the comparability of operating results across reporting periods by their exclusion. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature or that otherwise improve the comparability of operating results across reporting periods by their exclusion. These include, among others, the impact of acquisition-related purchase accounting amortization which is recurring.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Free cash flow as presented in this earnings release includes cash flow from discontinued operations, which our management will not be able to freely access following the Worldpay separation.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings outlook or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company, the Company’s sales pipeline and anticipated profitability and growth, plans, strategies and objectives for future operations, strategic value creation, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the previously announced pending sale of a 55% equity stake in the Worldpay Merchant Solutions business ("pending Worldpay transaction"), the expected financial and operational results of the Company, and expectations regarding the Company’s business or organization after the pending Worldpay transaction, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results or outlook, statements of outlook and various accruals and estimates. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, a recession, intensified international hostilities, acts of terrorism, increased rates of inflation or interest, changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;
•the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability, either of which could adversely impact liquidity and results of operations;
•the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security or privacy breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the risk that partners and third parties may fail to satisfy their legal obligations and risks associated with managing pension cost, cybersecurity issues, IT outages and data privacy;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•uncertainties as to the timing of the consummation of the pending Worldpay transaction or whether such sale will be completed;
•risks associated with the impact, timing or terms of the pending Worldpay transaction;
•risks associated with the expected benefits and costs of the pending Worldpay transaction, including the risk that the expected benefits of the pending Worldpay transaction or any contingent purchase price will not be realized within the expected timeframe, in full or at all;
•the risk that conditions to the pending Worldpay transaction will not be satisfied and/or that the pending Worldpay transaction will not be completed within the expected timeframe, on the expected terms or at all;
•the risk that any consents or regulatory or other approvals required in connection with the pending Worldpay transaction will not be received or obtained within the expected timeframe, on the expected terms or at all;
•the risk that the financing intended to fund the pending Worldpay transaction may not be obtained;
•the risk that the costs of restructuring transactions and other costs incurred in connection with the pending Worldpay transaction will exceed our estimates or otherwise adversely affect our business or operations;
•the impact of the pending Worldpay transaction on our businesses and the risk that the pending Worldpay transaction may be more difficult, time-consuming or costly than expected, including the impact on our resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, governmental authorities, suppliers, employees and other business counterparties;
•the risk that policies and resulting actions of the current administration in the U.S. may result in additional regulations and executive orders, as well as additional regulatory and tax costs;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S.

market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by merchants or bad actors; and
•other risks detailed elsewhere in the "Risk Factors" and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, in our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing & Communications Officer	Senior Vice President
FIS Global Marketing & Corporate Communications	FIS Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
November 7, 2023

Exhibit A    Condensed Consolidated Statements of Earnings (Loss) - Unaudited for the three and nine months ended September 30, 2023 and 2022

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of September 30, 2023, and December 31, 2022

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the nine months ended September 30, 2023 and 2022

Exhibit D    Supplemental Non-GAAP Financial Information - Unaudited for the three and nine months ended September 30, 2023 and 2022

Exhibit E    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three and nine months ended September 30, 2023 and 2022

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)— UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Revenue	$2,489	$2,415	$7,311	$7,194
Cost of revenue	1,523	1,534	4,610	4,646
Gross profit	966	881	2,701	2,548
Selling, general, and administrative expenses	484	480	1,557	1,623
Asset impairments	7	17	8	86
Operating income (loss)	475	384	1,136	839
Other income (expense):
Interest expense, net	(162)	(78)	(464)	(169)
Other income (expense), net	22	18	(91)	53
Total other income (expense), net	(140)	(60)	(555)	(116)
Earnings (loss) before income taxes	335	324	581	723
Provision (benefit) for income taxes	74	102	139	218
Net earnings (loss) from continuing operations	261	222	442	505
Earnings (loss) from discontinued operations, net of tax	(708)	32	(7,342)	150
Net earnings (loss)	(447)	254	(6,900)	655
Net (earnings) loss attributable to noncontrolling interest from continuing operations	(1)	(4)	(2)	(6)
Net (earnings) loss attributable to noncontrolling interest from discontinued operations	(1)	(1)	(3)	(3)
Net earnings (loss) attributable to FIS	$(449)	$249	$(6,905)	$646
Net earnings (loss) attributable to FIS:
Continuing operations	$260	$218	$440	$499
Discontinued operations	(709)	31	(7,345)	147
Total	$(449)	$249	$(6,905)	$646
Basic earnings (loss) per common share attributable to FIS:
Continuing operations	$0.44	$0.36	$0.74	$0.82
Discontinued operations	(1.20)	0.05	(12.41)	0.24
Total	$(0.76)	$0.41	$(11.66)	$1.06
Diluted earnings (loss) per common share attributable to FIS:
Continuing operations	$0.44	$0.36	$0.74	$0.82
Discontinued operations	(1.20)	0.05	(12.41)	0.24
Total	$(0.76)	$0.41	$(11.66)	$1.06

Weighted average common shares outstanding:
Basic	592	605	592	608
Diluted	592	607	592	611
Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$466	$456
Settlement assets	605	592
Trade receivables, net	1,719	1,834
Other receivables	315	437
Prepaid expenses and other current assets	546	509
Current assets held for sale	8,502	8,990
Total current assets	12,153	12,818
Property and equipment, net	682	709
Goodwill	16,811	16,816
Intangible assets, net	1,947	2,468
Software, net	2,082	2,055
Other noncurrent assets	1,616	1,705
Deferred contract costs, net	1,008	973
Noncurrent assets held for sale	16,875	25,734
Total assets	$53,174	$63,278

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$1,473	$1,583
Settlement payables	631	613
Deferred revenue	739	777
Short-term borrowings	4,595	3,755
Current portion of long-term debt	1,320	2,130
Current liabilities held for sale	7,323	7,366
Total current liabilities	16,081	16,224
Long-term debt, excluding current portion	12,741	14,206
Deferred income taxes	2,346	2,689
Other noncurrent liabilities	1,478	1,382
Noncurrent liabilities held for sale	1,044	1,371
Total liabilities	33,690	35,872

Redeemable noncontrolling interest	—	180

Equity:
FIS stockholders' equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	46,895	46,735
(Accumulated deficit) retained earnings	(22,808)	(14,971)
Accumulated other comprehensive earnings (loss)	(408)	(360)
Treasury stock, at cost	(4,208)	(4,192)
Total FIS stockholders' equity	19,477	27,218
Noncontrolling interest	7	8
Total equity	19,484	27,226
Total liabilities, redeemable noncontrolling interest and equity	$53,174	$63,278

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Nine months ended September 30,
	2023	2022
Cash flows from operating activities:
Net earnings (loss)	$(6,900)	$655
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,245	2,920
Amortization of debt issuance costs	22	23
Asset impairments	6,850	104
Loss on assets held for sale	1,549	—
Loss (gain) on sale of businesses, investments and other	31	(13)
Stock-based compensation	116	198
Deferred income taxes	(624)	(519)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	226	161
Settlement activity	(252)	(38)
Prepaid expenses and other assets	(73)	(250)
Deferred contract costs	(320)	(314)
Deferred revenue	(38)	(59)
Accounts payable, accrued liabilities and other liabilities	(22)	(70)
Net cash provided by operating activities	2,810	2,798
Cash flows from investing activities:
Additions to property and equipment	(108)	(216)
Additions to software	(736)	(867)
Settlement of net investment hedge cross-currency interest rate swaps	(20)	684
Net proceeds from sale of businesses and investments	45	12
Net proceeds from sale of Visa preferred stock	—	269
Other investing activities, net	(37)	(50)
Net cash provided by (used in) investing activities	(856)	(168)
Cash flows from financing activities:
Borrowings	64,461	50,006
Repayment of borrowings and other financing obligations	(65,868)	(49,349)
Debt issuance costs	(2)	(23)
Net proceeds from stock issued under stock-based compensation plans	41	53
Treasury stock activity	(16)	(1,390)
Dividends paid	(926)	(858)
Payments on contingent value rights	—	(186)
Payments on tax receivable agreement	(162)	(138)
Purchase of noncontrolling interest	(173)	—
Other financing activities, net	(13)	(5)
Net cash provided by (used in) financing activities	(2,658)	(1,890)
Effect of foreign currency exchange rate changes on cash	(28)	(782)
Net increase (decrease) in cash, cash equivalents and restricted cash	(732)	(42)
Cash, cash equivalents and restricted cash, beginning of period	4,813	4,283
Cash, cash equivalents and restricted cash, end of period	$4,081	$4,241

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

							Exhibit D

	Three months ended September 30,
	2023			2022
			Constant		Acquisition &
			Currency		Divestiture	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustment	Base	Growth (1)
Banking Solutions	$1,756	$(6)	$1,750	$1,703	$—	$1,703	3%
Capital Market Solutions	677	(5)	671	633	—	633	6%
Corporate and Other	56	(2)	55	79	—	79	N/A
Total (1)	$2,489	$(14)	$2,476	$2,415	$—	$2,415	4%

	Nine months ended September 30,
	2023			2022
			Constant		Acquisition &
			Currency		Divestiture	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustment	Base	Growth (1)
Banking Solutions	$5,144	$4	$5,147	$5,039	$—	$5,039	2%
Capital Market Solutions	2,011	7	2,019	1,892	—	1,892	7%
Corporate and Other	156	(4)	152	263	—	263	N/A
Total (1)	$7,311	$7	$7,318	$7,194	$—	$7,194	3%

Amounts in table may not sum or calculate due to rounding.

(1)Total organic growth excludes Corporate and Other.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended	Nine months ended
	September 30, 2023	September 30, 2023
Net cash provided by operating activities	$1,091	$2,810
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	104	283
Settlement activity	10	252
Adjusted cash flows from operations	1,205	3,345
Capital expenditures	(298)	(844)
Free cash flow	$907	$2,501

	Three months ended	Nine months ended
	September 30, 2022	September 30, 2022
Net cash provided by operating activities	$878	$2,798
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	187	469
Settlement activity	(67)	38
Adjusted cash flows from operations	998	3,305
Capital expenditures (2)	(314)	(1,029)
Free cash flow	$684	$2,276

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Free cash flow as presented in this earnings release includes cash flows from discontinued operations, which our management will not be able to freely access following the Worldpay separation.

(1)Adjusted cash flows from operations and free cash flow for the three and nine months ended September 30, 2023 and 2022, exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $17 million and $19 million for the three months and $46 million and $69 million for the nine months ended September 30, 2023 and 2022, respectively.

(2)Capital expenditures for free cash flow exclude capital spend related to the construction of our new headquarters totaling $17 million and $54 million for the three and nine months ended September 30, 2022, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit E

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net earnings (loss) attributable to FIS from continuing operations	$260	$218	$440	$499
Provision (benefit) for income taxes	74	102	139	218
Interest expense, net	162	78	464	169
Other, net	(21)	(14)	93	(47)

Operating income (loss), as reported	475	384	1,136	839
Depreciation and amortization, excluding purchase accounting amortization	262	262	798	837
Non-GAAP adjustments:
Purchase accounting amortization (1)	173	193	524	589
Acquisition, integration and other costs (2)	113	123	326	427
Asset impairments (3)	7	17	8	86
Indirect Worldpay business support costs (5)	40	43	123	137
Adjusted EBITDA from continuing operations	$1,070	$1,022	$2,915	$2,915

Net earnings (loss) attributable to FIS from discontinued operations	$(709)	$31	$(7,345)	$147
Provision (benefit) for income taxes	(382)	(11)	(327)	5
Interest expense, net	(4)	(2)	(15)	(3)
Other, net	30	60	(17)	5

Operating income (loss)	(1,065)	78	(7,704)	154
Depreciation and amortization, excluding purchase accounting amortization	11	62	160	198
Non-GAAP adjustments:
Purchase accounting amortization (1)	17	415	762	1,296
Acquisition, integration and other costs (2)	86	41	140	147
Asset impairments (3)	4	—	6,843	18
Loss on assets held for sale (4)	1,549	—	1,549	—
Indirect Worldpay business support costs (5)	(40)	(43)	(123)	(137)
Adjusted EBITDA from discontinued operations	$562	$553	$1,627	$1,676
Adjusted EBITDA	$1,632	$1,575	$4,542	$4,591

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit E (continued)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Earnings (loss) attributable to FIS from continuing operations	$260	$218	$440	$499
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	173	193	524	589
Acquisition, integration and other costs (2)	118	144	349	515
Asset impairments (3)	7	17	8	86
Indirect Worldpay business support costs (5)	40	43	123	137
Non-operating (income) expense (7)	(22)	(18)	91	(53)
(Provision) benefit for income taxes on non-GAAP adjustments	(16)	16	(95)	(59)
Total non-GAAP adjustments from continuing operations	300	395	1,000	1,215
Adjusted net earnings attributable to FIS from continuing operations	$560	$613	$1,440	$1,714

Earnings (loss) attributable to FIS from discontinued operations, net of tax	$(709)	$31	$(7,345)	$147
Non-GAAP adjustments from discontinued operations:
Purchase accounting amortization (1)	17	415	762	1,296
Acquisition, integration and other costs (2)	86	50	155	183
Asset impairments (3)	4	—	6,843	18
Loss on assets held for sale (4)	1,549	—	1,549	—
Indirect Worldpay business support costs (5)	(40)	(43)	(123)	(137)
Amortization on long-lived assets held for sale (6)	(63)	—	(63)	—
Non-operating (income) expense (7)	29	59	(21)	2
(Provision) benefit for income taxes on non-GAAP adjustments	(451)	(71)	(528)	(209)
Total non-GAAP adjustments from discontinued operations	1,131	410	8,574	1,153
Adjusted net earnings attributable to FIS from discontinued operations	$422	$441	$1,229	$1,300
Adjusted net earnings attributable to FIS common stockholders	$982	$1,054	$2,669	$3,014

Amounts in table may not sum or calculate due to rounding.

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit E (continued)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net earnings (loss) per share-diluted attributable to FIS from continuing operations	$0.44	$0.36	$0.74	$0.82
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	0.29	0.32	0.88	0.96
Acquisition, integration and other costs (2)	0.20	0.24	0.59	0.84
Asset impairments (3)	0.01	0.03	0.01	0.14
Loss on assets held for sale (4)	—	—	—	—
Indirect Worldpay business support costs (5)	0.07	0.07	0.21	0.22
Non-operating (income) expense (7)	(0.04)	(0.03)	0.15	(0.09)
(Provision) benefit for income taxes on non-GAAP adjustments	(0.03)	0.03	(0.16)	(0.10)
Adjusted net earnings (loss) per share-diluted attributable to FIS from continuing operations	$0.94	$1.01	$2.42	$2.81

Net earnings (loss) per share-diluted attributable to FIS from discontinued operation	$(1.19)	$0.05	$(12.37)	$0.24
Non-GAAP adjustments from discontinued operations:
Purchase accounting amortization (1)	0.03	0.68	1.28	2.12
Acquisition, integration and other costs (2)	0.14	0.08	0.26	0.30
Asset impairments (3)	0.01	—	11.52	0.03
Loss on assets held for sale (4)	2.61	—	2.61	—
Indirect Worldpay business support costs (5)	(0.07)	(0.07)	(0.21)	(0.22)
Amortization on long-lived assets held for sale (6)	(0.11)	—	(0.11)	—
Non-operating (income) expense (7)	0.05	0.10	(0.04)	—
(Provision) benefit for income taxes on non-GAAP adjustments	(0.76)	(0.12)	(0.89)	(0.34)
Adjusted net earnings (loss) per share-diluted attributable to FIS from discontinued operations	$0.71	$0.73	$2.07	$2.13
Adjusted net earnings (loss) per share-diluted attributable to FIS	$1.65	$1.74	$4.49	$4.94
Weighted average shares outstanding-diluted (8)	594	607	594	611

Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three and nine months ended September 30, 2023 and 2022.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. This item also includes $9 million and $52 million for the three and nine months ended September 30, 2022, of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain acquired software driven by the Company's platform modernization. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents costs comprised of the following:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022

Continuing operations:
Acquisition and integration	$12	$14	$21	$33
Enterprise transformation, including Future Forward and platform modernization	79	55	223	191
Severance and other termination expenses	6	16	48	52
Pending separation of the Worldpay Merchant Solutions business	5	—	7	—
Incremental stock compensation directly attributable to specific programs	9	25	13	79
Other, including divestiture-related expenses and enterprise cost control and other initiatives	2	13	14	72
Subtotal	113	123	326	427
Accelerated amortization (a)	5	21	23	88
Total from continuing operations	$118	$144	$349	$515

Discontinued operations:
Acquisition and integration	$4	$24	$11	$81
Enterprise transformation, including Future Forward and platform modernization	7	5	16	29
Severance and other termination expenses	1	1	10	8
Pending separation of the Worldpay Merchant Solutions business	68	—	97	—
Incremental stock compensation directly attributable to specific programs	4	5	6	15
Other, including divestiture-related expenses and enterprise cost control and other initiatives	2	6	—	14
Subtotal	86	41	140	147
Accelerated amortization (a)	—	9	14	35
Total from discontinued operations	$86	$50	$154	$182
Total consolidated	$204	$194	$503	$697
Amounts in table may not sum due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

(a)For purposes of calculating Adjusted net earnings, this item includes incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain software and deferred contract cost assets driven by the Company's platform modernization. The incremental amortization expenses are included in the Depreciation and amortization, excluding purchase accounting amortization line item within the Adjusted EBITDA reconciliation.

(3)For the three and nine months ended September 30, 2023, this item includes impairments primarily related to the termination of certain internally developed software projects. For the nine months ended September 30, 2023, this item also includes a $6.8 billion impairment of goodwill related to the Merchant Solutions reporting unit due to its estimated fair value being less than its carrying value based on the price, including estimated selling price adjustments and fair value of contingent consideration, at which the Company has agreed to sell a majority stake in the unit, recorded in discontinued operations. For the three months ended September 30, 2022, this item includes impairments related primarily to certain software rendered obsolete by the Company's Platform modernization initiatives. For the nine months ended September 30, 2022, the Company also recorded impairments related primarily to real estate-related assets as a result of office space reductions and to a non-strategic business.

(4)For the three and nine months ended September 30, 2023, this item includes a $1.5 billion reduction of the Worldpay Merchant Solutions disposal group's carrying value, recorded in discontinued operations, primarily as a result of the exclusion from the carrying value of the disposal group of certain deferred tax liabilities that will continue to be held by FIS after the disposal, which caused the carrying value to exceed the estimated fair value of the disposal group.

(5)This item represents costs that were previously incurred in support of the Worldpay Merchant Solutions business but are not directly attributable to it and thus were not recorded in discontinued operations. The Company expects that it will be reimbursed for these expenses as part of Transition Services Agreements with the purchaser or eliminate them post separation; therefore, the expenses have been adjusted out of continuing operations and added to discontinued operations.

(6)The Company stopped recording depreciation and amortization on the long-lived assets classified as held for sale beginning July 5, 2023. The amount of depreciation and amortization that would have been recorded in discontinued operations had these assets not been classified as held for sale has been deducted from adjusted net earnings for comparability purposes.

(7)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. For the nine months ended September 30, 2023, this item also includes $32 million of impairment on an equity security investment which the Company agreed to sell for less than its carrying value.

(8)For the three and nine months ended September 30, 2023, Adjusted net earnings is a gain, while the corresponding GAAP amount for this period is a loss. As a result, in calculating Adjusted net earnings per share-diluted for this period, the weighted average shares outstanding-diluted amount of approximately 594 million and 594 million used in the calculation includes approximately 2 million and 2 million shares for the three and nine months ended September 30, 2023, respectively, that in accordance with GAAP are excluded from the calculation of the GAAP Net loss per share-diluted for the periods, due to their anti-dilutive impact.